EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $1.2 Million for 2008

MCLEAN, Va., Jan. 22, 2009 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA) announced today that net income for the year ended December 31, 2008, was $1.2 million compared to $1.7 million in the year ended December 31, 2007.

Southern National Bancorp's earnings in both 2008 and 2007 were adversely affected by Other Than Temporary Impairment (OTTI) charges taken in connection with Freddie Mac's Perpetual Preferred Stock. Freddie Mac was taken into conservatorship by the U.S. Treasury in September 2008 and the U.S. Treasury made the decision to default on the perpetual preferred stocks of both Government-Sponsored Enterprises (GSE's). Absent the Freddie Mac OTTI's Southern National Bancorp's earnings were as follows (in thousands):

                                                      2008      2007
                                                      ----      ----
 Actual net income                                   $1,208    $1,736
 Add: OTTI charges, net of tax                        1,014       290
                                                     ------    ------
 Net income excluding OTTI                           $2,222    $2,026
                                                     ======    ======

Net income for the fourth quarter of 2008 was $1.0 million up from $147 thousand for the fourth quarter of 2007. The fourth quarter of 2008 benefitted from the delayed tax benefit of $457 thousand on the third quarter's Freddie Mac perpetual preferred OTTI. The fourth quarter of 2007 was negatively impacted by the first OTTI we took on the Freddie Mac perpetual preferred. It is worth pointing out that our original investment in the Freddie Mac perpetual preferred was $2.0 million. Its carrying value on our books at year end is $24 thousand. Net interest income after provision for loan losses was $2.8 million for the fourth quarter of 2008, up from $2.4 million in the fourth quarter of 2007. Excluding the impairment charge, noninterest income was $462 thousand during the fourth quarter of 2008, compared to $281 thousand during the same quarter of the prior year. The increase was mostly attributable to gains of $157 thousand on the sale of available-for-sale mortgage-backed securities and an increase in account maintenance fees, deposit service fees and loan fees.

In February 2008 Sonabank opened a branch and a drive-through facility in Leesburg, Virginia. The incremental costs of these facilities were approximately $638 thousand per annum. Despite these additional costs, Southern National's efficiency ratio improved from 68.9% for the year ended December 31, 2007 to 67.0% for the year ended December 31, 2008, excluding the impairment charges and gains on sales of securities.

Total assets of Southern National Bancorp of Virginia were $431.9 million as of December 31, 2008, up from $377.3 million as of December 31, 2007. Most of the growth in assets was attributable to organic growth in the loan portfolio. Sonabank closed $83.0 million of loans in 2008, net of participations sold and net of renewals. As a result, net loans receivable grew from $257.9 million at the end of 2007 to $298.0 million at the end of 2008.

Net Interest Margin

The net interest margin was 3.26% for the year ended December 31, 2008 compared to 3.65% for the year ended December 31, 2007. The decline in the net interest margin resulted from the reductions in the Federal Funds rate which were matched in lock step by reductions in the Prime rate by the big banks. Sonabank has a large part of its loan portfolio linked to a spread over prime. The reductions in the Prime rate were exacerbated during the fourth quarter credit crisis by stubbornly high local market CD rates as Wachovia and other troubled banks were forced to pay very high rates to fund themselves.

Loan Portfolio

The composition of our loan portfolio consisted of the following at December 31, 2008 and 2007 (in thousands):

                                              December 31, December 31,
                                                  2008         2007
                                                --------     --------

 Mortgage loans on real estate:
  Commercial                                    $104,160     $ 84,099
  Construction, residential                        4,752        6,133
  Other construction, land and other loans        53,815       47,428
  Residential 1-4 family                          59,950       51,862
  Multi- family residential                        5,424        8,273
  Home Equity Lines of Credit                     11,238        8,428

 Commercial Loans                                 60,401       53,208
 Consumer Loans                                    3,074        2,476
                                                --------     --------
  Gross Loans                                    302,814      261,907

 Less unearned income on loans                      (548)        (500)
                                                --------     --------

 Loans, net of unearned income                  $302,266     $261,407
                                                ========     ========

Last quarter we talked about the regulators' interagency thresholds of 100% of capital for construction, land and other loans and 300% of capital on commercial real estate loans. We remain under both thresholds on both categories. However, we believe we could justify exceeding the threshold if we are presented with opportunities with good credit and diversification to our existing portfolio.

Our commercial mortgages grew 24% from December 31, 2007 to December 31, 2008. With Wall Street's vastly diminished interest in commercial mortgages we believe that this is a significant opportunity for all community banks. The conduits are largely gone. There was no issuance of commercial mortgage-backed securities (CMBS) whatever in the second half of 2008. The growth in our commercial mortgage portfolio can be seen in this context as an enormous opportunity which will still be available to us in the coming months.

Going forward, this is an opportunity not only for Sonabank but for all of the community banks which are adequately capitalized and have money to lend. It is a paradigm shift between "structured finance" and old fashioned sensible lending.

Our residential mortgage loan portfolio was $60.0 million at December 31, 2008. The residential mortgage portfolio includes $37.1 million remaining from the 1st Service acquisition. We have 131 loans remaining from that portfolio. Since the beginning of 2008 we have foreclosed on three of these loans, sold three foreclosed properties and have begun foreclosure procedures on one other. One of the borrowers for whom we had initiated foreclosure procedures was a modification which met the revised terms for only three months. Sonabank is not in the retail residential mortgage origination business, but in the ordinary course of business does provide residential mortgage financing to its business clients.

The balances outstanding in home equity lines of credit rose from $8.4 million to $11.2 million as a result of drawdowns on the legacy portfolio acquired in the 1st Service acquisition. Sonabank rarely originates home equity lines of credit.

Commercial loans grew from $53.2 million December 31, 2007 to $60.4 million on December 31, 2008 as Sonabank continued to benefit from competitor turbulence. We expect growth in this area to continue. Commercial lending has been and will continue to be a priority for Sonabank.

Loan Loss Provision/Asset Quality

Other real estate owned as of December 31, 2008 was $3.4 million compared to $3.6 million as of the end of the previous year. That amount was comprised of the lots in Culpeper we have previously reported and a single family residential property. The single family residential property was sold in early January 2009 and a small gain will be recorded during the first quarter.

Nonaccrual loans were $1.1 million at December 31, 2008 up from $371 thousand at the end of last year. The nonaccrual loans at December 31, 2008 consisted of the one commercial mortgage loan, one commercial loan and two residential loans. We have begun foreclosure proceedings on one of the residential loans. The residential loans are part of the portfolio we inherited in our acquisition of 1st Service Bank. None of them were sub-prime at the time of acquisition. All of them were originated prior to December 2006.

The ratio of non-performing assets to total assets dropped from 1.07% at the end of 2007 to 1.04% at December 31, 2008.

We had charge-offs totaling $923 thousand and $540 thousand during the years ended December 31, 2008 and 2007, respectively. We had recoveries totaling $8 thousand during 2008, and there were none during 2007.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of total loans at December 31, 2008 was 1.40%, up from 1.33% at the end of 2007, and management believes this is adequate.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $75.0 million at December 31, 2008 and 2007.

At December 31, 2008 the securities portfolio (held to maturity and available for sale) was comprised of the following:

 * We own 80,000 shares of the Freddie Mac perpetual preferred stock
   Series V. We have recorded total OTTI charges on this security of
   $1.976 million. Only $24 thousand remained on the books as of year end.

 * As of December 31, 2008 Sonabank's investment portfolio included
   $11.2 million of trust preferred securities in nine issues which were rated A or above at the time of original purchase. All of the issues owned by Sonabank have one or more investment grade rating.
   In these nine issues the underlying collateral is at least 80% bank collateral. The underlying collateral includes no REIT collateral.

   During the fourth quarter the secondary market for trust preferred securities, partly as a result of the Treasury failing to protect
   Fannie Mae and Freddie Mac perpetual preferred stock was in disarray.  "Mark to market" prices of pooled trust preferred securities have fallen to levels which reflect illiquidity and extreme distress.

   All but one of the nine issues owned by Sonabank continue to pay principal and interest in accordance with the contractual terms of the securities. MMCF 18 reported new deferrals which caused a failure in the Class A/B Principal Coverage Test.  When this happens the cash flows to the lower classes are temporarily suspended and used to pay down the principal of the senior classes in order to restore the over-collateralization levels of the senior classes.  The bonds will continue to accrue interest, but it will be capitalized rather than paid in cash, also known as payment in kind.  Interest will be earned on the capitalized interest. Once the senior class coverage test is satisfied, the lower classes will begin to receive current interest as well as capitalized interest.
   Accordingly, we did not receive the interest payment on MMCF 18 in
   December 2008 since the deferrals are handled as payments in kind.
   This security was downgraded to Ca by Moody's but retains a Fitch rating of A-. The fair market value of this security as of December
   31, 2008 was $152 thousand, and the book value was $746 thousand.

   Management has reviewed each of the issues we own down to the participant level using the CAMEL ratings provided in the IDC
   Ratings quarterly. Management has also reviewed the interest and principal coverage of each of the tranches we own. While further deterioration in the entire banking sector is possible, at this time the issues we own are performing and have cushions above the expected defaults or deferrals and are generating cash flows so that it is probable that we will receive contractual cash flows.

 * In addition, we own $7.9 million of the AAA rated tranche of the
   ALESCO VII A1B security. The interest coverage ratio on our tranche was 206%. As of December 31, 2008 the fair market value of this security was $ 4.0 million.

 * We also own $2.5 million of the SARM 2005-22 1A2. This CMO is still rated AAA by Standard and Poors but has been downgraded to BBB by
   Fitch. As we reported last quarter this security was originated in
   2005. The average FICO score of the underlying loans at origination was 748. As of December 31, 2008, delinquencies of more than 60 days, foreclosures, REO and bankruptcies totaled 21.5% compared to
   15.7% at September 30, 2008. However, credit support is 16.55 compared to 14 when originally issued, which provides coverage of
   2.44 times projected losses in the collateral. The fair market value is $1.7 million.

 * Finally, as of December 31, 2008 we owned $50.5 million of FNMA and
   FHLMC mortgage-backed securities, up from $38.7 million at December
   31, 2007. Since the conservatorship, these securities carry the full faith and credit of the US Government. As of December 31, 2008 the fair market value of these securities was $51.2 million.

As of December 31, 2008, all of our securities except for $15.6 million are designated as held-to-maturity. Changes in the fair market value of available-for-sale securities are reflected in tangible book value through other comprehensive income or loss.

Deposits

Deposit growth was strong in 2008. Non-interest bearing deposits rose to $23.2 million at December 31, 2008 up from $18.1 million at the end of last year. Customer repos which are primarily business accounts which during less distressed times would probably have been in money market accounts or demand deposits, were up by more than two times over the course of the year to $20.9 million at the end of this year, from $10.0 million at the end of 2007. Interest bearing deposits rose from $247.4 million as of December 31, 2007 to $286.2 million as of December 31, 2008. Within that total, brokered certificates of deposit (CD's) rose from $101.3 million at December 31, 2007 to a peak of $156.7 million at September 30, 2008 and then fell back to $118.3 million at the end of the year. The decline was a result of actions we took in anticipation of changes in the FDIC assessment which will result in higher costs of brokered CD's from the end of March 2009. As a result of those anticipated changes we changed our CD pricing strategy to equate local pricing more closely to brokered CD rates, introduced new money market pricing and began to advertise more aggressively in our local newspapers. As a result of the change in strategy we issued no new brokered CD's after November 17, 2008.

Stockholders' Equity

Total stockholders' equity was $68.8 million as of December 31, 2008. Our Tier 1 Risk Based Capital Ratios were 17.48% and 16.73% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively.

Southern National Bancorp of Virginia, Inc. is the holding company for Sonabank, which operates eight branches in Virginia, located in McLean, Reston, Fairfax, Leesburg, Warrenton, Charlottesville, and Clifton Forge.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

             Southern National Bancorp of Virginia, Inc.
                          McLean, Virginia
 ---------------------------------------------------------------------
                Condensed Consolidated Balance Sheets
                             (Unaudited)
 ---------------------------------------------------------------------
 (in thousands)
                                            December 31,  December 31,
                                                2008          2007
                                            ------------  ------------
 Assets
 Cash and cash equivalents                  $     14,762  $      1,308
 Investment securities-available for sale         15,633        40,734
 Investment securities-held to maturity           59,326        34,267
 Stock in Federal Reserve Bank and Federal
  Home Loan Bank                                   4,041         3,908
 Loans receivable, net of unearned income        302,266       261,407
 Allowance for loan losses                        (4,218)       (3,476)
                                            ------------  ------------
  Net loans                                      298,048       257,931
 Intangible assets                                11,854        12,581
 Bank premises and equipment, net                  3,598         3,496
 Bank-owned life insurance                        13,435        12,847
 Other assets                                     11,227        10,211
                                            ------------  ------------
  Total assets                              $    431,924  $    377,283
                                            ============  ============

 Liabilities and stockholders' equity
 Noninterest-bearing deposits               $     23,219  $     18,097
 Interest-bearing deposits                       286,241       247,371
 Securities sold under agreements to
  repurchase                                      20,890        10,001
 Federal Home Loan Bank advances                  30,000        30,500
 Other liabilities                                 2,798         2,039
                                            ------------  ------------
  Total liabilities                              363,148       308,008
 Stockholders' equity                             68,776        69,275
                                            ------------  ------------
  Total liabilities and stockholders'
   equity                                   $    431,924  $    377,283
                                            ============  ============
 ---------------------------------------------------------------------

             Condensed Consolidated Statements of Income
                             (Unaudited)
 ---------------------------------------------------------------------
 (in thousands)
                                 For the Quarters     For the Years
                                      Ended               Ended
                                   December 31,        December 31,
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

 Interest and dividend income   $  6,071  $  6,098  $ 24,326  $ 21,749
 Interest expense                  2,869     3,218    11,983    11,086
                                --------  --------  --------  --------
  Net interest income              3,202     2,880    12,343    10,663
 Provision for loan losses           450       445     1,657     1,290
                                --------  --------  --------  --------
  Net interest income after
   provision for loan losses       2,752     2,435    10,686     9,373
                                --------  --------  --------  --------
 Account maintenance and deposit
  service fees                       132       100       499       338
 Income from bank-owned life
  insurance                          150       145       588       347
 Gain on sale of loans                --        --       107        --
 Net gain (loss) on other real
  estate owned                        --        --      (136)       21
 Gain (loss) on securities, net       91      (440)   (1,267)     (440)
 Other                                22        36       155        91
                                --------  --------  --------  --------

  Noninterest income (loss)          395      (159)      (54)      357
                                --------  --------  --------  --------
 Employee compensation and
  benefits                         1,053       883     4,016     3,346
 Premises, furniture and
  equipment                          503       390     1,978     1,525
 Other expenses                      820       863     3,115     3,015
                                --------  --------  --------  --------
  Noninterest expense              2,376     2,136     9,109     7,886
                                --------  --------  --------  --------
  Income before income taxes         771       140     1,523     1,844
 Income tax expense (benefit)       (243)       (7)      315       108
                                --------  --------  --------  --------
  Net income                    $  1,014  $    147  $  1,208  $  1,736
                                ========  ========  ========  ========
 ---------------------------------------------------------------------

                        Financial Highlights
                             (Unaudited)
 ---------------------------------------------------------------------
 (Dollars in thousands except per share data)

                        For the Quarters Ended   For the Years Ended
                             December 31,            December 31,
                           2008        2007        2008        2007
                        ----------  ----------  ----------  ----------

 Per Share Data(1):
 Earnings per share -
  Basic                 $     0.15  $     0.02  $     0.18  $     0.26
 Earnings per share -
  Diluted               $     0.15  $     0.02  $     0.18  $     0.25
 Book value per share                           $    10.12  $    10.19
 Tangible book value
  per share                                     $     8.37  $     8.34
 Weighted average
  shares outstanding -
  Basic                  6,798,547   6,798,547   6,798,547   6,748,547
 Weighted average shares
  outstanding - Diluted  6,798,547   6,846,987   6,798,547   6,875,559
 Shares outstanding at
  end of period                                  6,798,547   6,798,547

 Selected Performance
  Ratios and Other Data:
 Return on average
  assets                      0.92%       0.16%       0.29%       0.54%
 Return on average
  equity                      5.93%       0.84%       1.75%       2.51%
 Yield on earning assets      6.01%       7.36%       6.43%       7.45%
 Cost of funds                3.28%       4.64%       3.70%       4.75%
 Cost of funds including
  non-interest bearing
  deposits                    3.10%       4.35%       3.49%       4.42%
 Net interest margin          3.17%       3.47%       3.26%       3.65%
 Efficiency ratio(2)         67.77%      67.57%      67.05%      68.94%
 Net charge-offs
  (recoveries) to
  average loans               0.12%       0.05%       0.32%       0.24%
 Amortization of
  intangibles           $      182  $      182  $      727  $      727

 ---------------------------------------------------------------------

                                                      As of
                                            December 31,  December 31,
                                                2008          2007
                                            --------------------------

 Nonaccrual loans                           $      1,078  $        371
 Other real estate owned                           3,434         3,648
                                            ------------  ------------
 Total nonperforming assets                 $      4,512  $      4,019
 Allowance for loan losses to total loans           1.40%         1.33%
 Nonperforming assets to allowance for loan
  losses                                          106.97%       115.62%
 Nonperforming assets to total assets               1.04%         1.07%
 Stockholders' equity to total assets              15.92%        18.36%
 Tangible stockholders' equity to total
  tangible assets                                  13.55%        15.55%
 Tier 1 Risk-based capital ratio                   17.48%        18.50%
 Intangible assets:
  Goodwill                                  $      8,713  $      8,713
  Core deposit intangible                          3,141         3,868
   Total                                    $     11,854  $     12,581

 (1) Reflects 10% stock dividend declared April 19, 2007.
 (2) Excludes gains and write-downs on OREO, gains on sale of loans and net securities gains (losses).

CONTACT:  Southern National Bancorp of Virginia Inc.
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com